Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-139206) of B&G Foods, Inc. of our report dated April 26, 2007, relating to the financial statements of the Cream of Wheat Business (a component of Kraft Foods Inc.), which appears in this Current Report on Form 8-K/A of B&G Foods, Inc. dated May 1, 2007.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
May 1, 2007